                                  EXHIBIT 10.1

                              AMENDED AND RESTATED
                                LICENSE AGREEMENT

     This license agreement dated June 3, 1987, as amended by agreement on February 20, 1989, June 22, 1989, July 2, 1992, and October 1, 1992
(collectively referred to herein as the "License Agreement") by and between Edwin L. Adair, M.D. (the "Licensor") and Medical Dynamics, Inc., a Colorado corporation (the "Licensee") is hereby further amended in the following manner, and is hereby restated effective as of June 1, 1995.

                                    RECITALS

     A. Licensor has invented, developed and filed patent applications relating to certain electronic endoscopes, flexible optical catheters, complementary viewing systems, and related disposable products for use in connection with detection, diagnosis and treatment of disease or injury in humans and animals (hereinafter referred to as the "Technology").

     B. Licensor is continuing to conduct research and development with respect to the Technology which should continue to improve and expand the performance and applications of the Technology.


     C. Licensor is the owner of certain patent applications relating to the Technology which may be useful in the human and veterinary medical fields and is willing to grant a conditional, revocable license with respect to the Technology to Licensee in return for certain royalties to be paid to Licensor from revenues from sales of products based on the Technology.

     D. Licensee desires to benefit from Licensor's research and development relating to the Technology and any improvements and/or refinements thereof and to obtain the License from Licensor to produce and sell products based upon the Technology and covered by the Licensor's patents and patent applications.

     E. The original License Agreement related to certain technology specified therein. Following the date thereof, additional technology was added by amendment dated February 20, 1989 and July 2, 1992, all of which is now included within the definition of the term "Technology" as such term is defined in the License Agreement, with the exception of certain technology which has been or may be returned to the Licensor by separate agreement.

     F. The amendments dated June 22, 1989 and October 1, 1992 made certain other changes to the License Agreement as set forth therein.

     G. The parties wish to amend the License Agreement further in accordance with the terms hereof and to Restate the License Agreement, as amended.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy whereof both parties hereto acknowledge, it is agreed as follows.


                                    ARTICLE 1
                                   DEFINITIONS

     As used in this Agreement the following terms shall have the following respective meanings:

     1.1   The term "Technology" shall mean and include all items set forth in
Schedule 1, attached hereto and by this reference incorporated herein. The term "Technology" also includes any and all refinements, improvements and modifications to the existing systems and related methods, processes or components now or hereafter developed by Licensor.

     1.2 The term "Licensor Patents" shall mean all United States and foreign patent applications and patents now or hereafter owned or controlled by Licensor describing or related to the Technology. The current Licensor patents and patent applications are listed in Schedule 1 attached to this Agreement.

     1.3 The term "Licensor Know-How" shall mean all information, data, specifications, methods of manufacture and research, experimental, clinical or other information relating to the Technology which is known or becomes known to Licensor and which Licensor is free to disseminate without accounting to others.

     1.4 The term "human medical field" shall mean the field of medical applications and uses of the Technology in the areas of maintenance of health and/or the diagnosis, alleviation or cure of disease in human beings.

     1.5 The term "veterinary medical field" shall mean the field of veterinary applications and uses of the Technology to nonhuman animals including mammalian animals, and for the maintenance or improvement of health and/or growth or for the diagnosis, alleviation or cure of disease.

     1.6 The term "Subsidiary" shall mean any present or future company organized under the laws of any nation, at least 80% of the voting shares of which are directly or indirectly under control of Licensee.

     1.7 The term "Licensed Territory" shall mean all countries of the world in which there are Licensor Patents except those countries expressly excluded by Licensee by written notice thereof to Licensor pursuant to this Agreement.

     1.8 The term "Patented Product" shall mean any product whose manufacture, use and/or sale in a country of the Licensed Territory is covered by one or more claims of an issued Licensor Patent, or a pending Licensor Patent Application during the first five years after either (a) the date of filing or (b) the date of request for examination in a country where such a request is necessary.

     1.9 The term "Net Sales Price" shall mean gross proceeds resulting from the invoice less:

           (a)  Usual trade and/or cash discounts actually allowed and taken;

           (b) Forwarding expenses, freight, postage and duties actually paid or allowed and taxes imposed directly on the Licensee with respect to such sales; and

           (c) Credits for goods returned and any credit given for reduction in price.

     1.10 The term "Continuing Director" shall mean a director who is serving as a director of Licensee on the effective date of this Agreement or a director who is appointed or nominated (and subsequently elected) by the directors who are currently serving as directors.

                                   ARTICLE 1.A
                      CONTINUED EFFECT OF LICENSE AGREEMENT

     1.A.1 The License Agreement (including the original license agreement and the four amendments thereto) is in full force and effect, and continues to be a valid and binding agreement between the parties thereto. All payments required to be made to the Licensor under the License Agreement through the date hereof have been properly made except approximately $50,000 which has been accrued on the books of the Licensee.


                                    ARTICLE 2
                                GRANT OF LICENSEE

     2.1 Licensor hereby grants and Licensee hereby accepts an exclusive irrevocable license for use of the Technology in the human and veterinary medical fields, to produce, have produced, manufacture, have manufactured for it, to use and/or sell Patented Products to any distributor, reseller or end user (i.e., physicians, veterinarians, hospitals, clinics, universities or any other user), either separately or in combination with other products, and to use the Technology and Licensor Know-How in the specified fields, with the right to sublicense its Subsidiaries.

     2.2 Licensor agrees that it will not, without the written consent of Licensee, license any other person, firm, corporation or entity to utilize the Licensor Patents at any time during the term of this License, which shall commence on the date of this Agreement and shall continue until the expiration of any of the Licensor Patents.

     2.3   Deleted.

     2.4 This License shall terminate automatically and without any action by Licensor, upon the happening of any of the following:

           (a) A voluntary case in bankruptcy is begun by Licensee or any order for relief against Licensee shall be entered in an involuntary case in bankruptcy; or

           (b) Licensee shall fail, or admit in writing, its inability to pay its debts as they mature, by acceleration or otherwise; or make a settlement with or general assignment for the benefit of creditors; or a committee of credits shall be appointed for Licensee; or a receiver or receivers or custodian or custodians shall be appointed for or shall take possession of all or a substantial part of the property of Licensee.

           (c) The Licensor hereby agrees not to exercise his right to terminate the License under Article 2, Section 2.4 PROVIDED THAT: The Licensee uses, and continues to use, its best efforts to manufacture and market its products developed utilizing the Technology, as that term is defined in the License Agreement, and pays Licensor a minimum annual royalty (payable quarterly in arrears) as follows:


     For fiscal year ending September 30,
     ------------------------------------
          1990             $ 60,000
          1991               80,000
          1992              100,000
          1993 and          120,000
            thereafter

Licensor further agrees that Licensor will give Licensee not less than 45 days' prior written notice (specifying the default) of its intent to terminate the License pursuant to Article 2, Section 2.4 under the License Agreement, as amended. Licensee may, during that period, cure any default.

     2.5 Licensee shall have a first right of refusal to negotiate a license on the Patented Products for applications in any other area of use besides those granted hereunder. Licensee or Licensor, as the case may be, shall notify the other party when such a use of a Patented Product has been identified in a field other than that granted hereunder. The parties shall then enter into good faith negotiations aimed at establishing the terms of a license for such application(s). Such negotiations shall continue until agreement of the terms of the license has been reached or either party chooses to terminate the negotiations. In that case, Licensor shall be free to offer the Patented Product to third parties in an attempt to license the Patented Product in the new field of use; provided, however, that any license granted to a third party must be on terms more favorable to Licensor than the last offered by Licensee. In the event Licensee receives an offer from a third party on terms equal or less favorable to Licensor than the last offered by Licensee, then Licensee shall be given written notice of such offer, and such notice shall constitute an offer to licensee to enter into a license on those terms. Licensee shall then have ten days to accept such offer. If Licensee declines such offer, Licensor shall have the right to enter into an agreement with such third party offeror on those terms. If Licensor fails to enter into an agreement within 90 days or if the terms are made less favorable than those contained in the notice to Licensee, Licensee's first right to enter into a license with Licensor shall be reinstated.

     2.6 If, within three years of the issuance of any patent for items included within the definition of the term "Technology" by reason of Amendment No. Four (item number 3 on Schedule 1), Licensee has not taken steps to commercialize such Technology, Licensee will, at the written request of Licensor, terminate the license as to any patent or other rights to such Technology to Licensor and to terminate this License Agreement as to such Technology. When used in this Paragraph 2.6, the term "steps to commercialize" includes (without limitation) the development of prototypes, the marketing of products including such Technology, sales of products including such Technology, or making application to Governmental Authorities in the United States or elsewhere for marketing clearance (such as "510K" or "PMA" as those terms are understood in the United States).

     2.7 (a) Licensor shall have the right to terminate this License as to specific Technology upon the acquisition by another person (the "Acquiror"), directly or indirectly, of 20% or more of the outstanding stock of Licensee unless, within 30 days of the acquisition the Acquiror advises Licensor in writing of its intention to exploit commercially, each item of Technology included in the License Agreement at that time. If the Acquiror provides notice of its intention to exploit only certain Technology,

Licensor may terminate this License Agreement as to the remaining Technology.

           (b) If Licensor terminates this License Agreement as to any Technology pursuant to this Paragraph 2.7, Licensee shall promptly take such steps as may be necessary or appropriate to reassign such Technology to Licensor and to terminate this License Agreement as to such Technology.

                                    ARTICLE 3
                              PAYMENTS BY LICENSEE

     3.1 Licensee shall not be obligated to make any payments to Licensor in respect of this License except as provided in this Article.

     3.2 Licensee agrees to reimburse Licensor for any and all sums paid by Licensor incurred after the date of this Agreement in connection with the filing, prosecution and maintenance of Licensor Patents. Licensee shall be entitled to a full accounting for all such amounts for which reimbursement is sought and shall be entitled to make payments directly to the person to whom such amounts are owing rather than reimbursing Licensor.

     3.3 Licensee agrees to reimburse Licensor for any and all sums paid by Licensor incurred after the date of this Agreement in connection with any further research, development or similar expenses incurred in connection with any modifications, improvements or changes to the Technology and to which this License applies. Licensor shall be required to give a full accounting of any such expenses for which reimbursement is sought under this Paragraph and alternatively and preferably, Licensee shall be entitled to fund any such costs directly rather than as reimbursement to Licensor.

     3.4 Licensee shall be required to make the royalty payments to Licensor as set forth in Article 4.

     3.5 As partial consideration of Technology added to this Agreement by reason of Amendment No. Four, the Licensee issued to Licensor an option (the "Option") to purchase 300,000 shares of the Licensor's common stock, exercisable for a ten year period from the date hereof at $4.00 per share. The Licensor is entitled to exercise the Option for cash or in exchange for property, including shares of the Licensee valued at the bid price on the day before exercise (if quoted on NASDAQ) or on another appropriate basis. The Option is subject to standard anti-dilution provisions in the event the Licensee issues stock for no consideration, and the Option and underlying shares shall be considered "restricted securities" pursuant to Rule 144 under the Securities Act of 1933 (the "1933 Act"). At the request of the Licensor, the Licensee will use its best efforts to file a registration statement relating to the shares underlying the Option for sale pursuant to the requirements of Section 5 of the 1933 Act and the securities laws of the state of Colorado, and to obtain the effectiveness of such registration statement. Such registration will be at the expense of the Licensee. If the Licensee is able to obtain effectiveness of such registration statement, the Licensee will use its best efforts to maintain such effectiveness for a period of 90 days. Licensee shall use its best efforts to ensure that an exemption from registration under the 1933 Act and applicable state securities laws is available to Licensee and Licensor at the time of exercise of the Option. The option is not assignable by Licensor and constitutes a "Restricted Security."

                                    ARTICLE 4
                                    ROYALTIES

     4.1   For and in consideration of the License granted to Licensee under
Article 2 of this Agreement, Licensee or its licensed subsidiaries shall pay to Licensor at the time and in the manner hereinafter set forth a royalty of two percent of the Net Sales Price of Patented Products sold by Licensee and/or its Subsidiaries for use in the human medical or veterinary medical fields.

     4.2 In the case of sales of products by Licensee which contain components in addition to the Patented Products, (herein referred to as "Combination Products"), the "Net Sales Price" of such Combination Products for purposes of royalty computation shall be determined by multiplying the Net Sales Price (as defined above) for the Combination Product by a fraction, the numerator of which shall be the actual cost to Licensee of the Patented Product over the actual cost to Licensee of the Combination Product.

     4.3 Notwithstanding the provisions of Paragraph 4.1 and 4.2 of this Article, if a product being made, used or sold in a particular country for the Licensed Territory at any time is no longer a Patented Product because the only claim(s) of the Licensor Patents which cover(s) such product is (are) finally declared invalid in that particular country, no further royalty shall thereafter be due Licensor on the sale of such product in that particular county.

     4.4 No royalties as set forth hereinabove in this Article shall be payable on intercompany sales transactions as between or among Licensee and/or its Subsidiaries, the final vendee sale to a third party, alone, being used for the purposes of determining the royalty payments due hereunder. Patented Products subject to royalty payment shall be deemed sold when invoiced or if not invoiced when the same shall be shipped or delivered to the third party.

     4.5 In the event an unlicensed entity or entities shall sell in a country within the Licensed Territory a generally like product in competition with Licensee and/or its Subsidiaries whose sales of corresponding Patented Products in that country are subject to the royalty provisions of Paragraph 4.1 of this Article, and Licensor has no remedy for infringement or elects not to pursue its remedy against such competitor, then the applicable royalty rate shall be reduced to one percent on Licensee's and/or its Subsidiaries' Net Sales Price of such products sold in such country, provided that said unlicensed competitor has at least a 20% market share in such country for such product and provided further that Licensee has not exercised its rights under Article 7, Paragraph
7.2 to prosecute an action against the infringer.

     4.6 Royalty payments shall accrue under this Agreement when Patented Products subject to royalty are sold by Licensee and/or its Subsidiaries to a third party.

                                    ARTICLE 5
                               REPORTS AND RECORDS

     5.1 Within 45 days after the last day of each fiscal quarter, Licensee and/or its licensed Subsidiaries shall render a written report showing its sales and those of its Subsidiaries and a computation of royalties due based upon sales made by it and its Subsidiaries during the previous fiscal quarter and which are subject to royalty under Article 4 of this Agreement. Licensee shall simultaneously pay the royalties due with respect to such sales in accordance with Article 4 hereof.

     5.2 Licensor, at the request of Licensee, agrees to grant a direct license to Licensees' Subsidiaries; moreover, and when Licensee desires a licensed Subsidiary to pay royalties directly to Licensor, such agreement between Licensee and its Subsidiaries or between Licensor and Licensee's Subsidiary shall include provisions similar to those set forth in Articles 4 and 5 herein with respect to royalties, the keeping of records, the making of reports and payments, and the right of inspection of the Subsidiaries' records by an independent certified accountant retained by Licensor.

     5.3 Licensee hereby unconditionally guarantees payment of all royalties and the performance of all obligations required of its Subsidiaries pursuant to any license or sublicense granted under this Agreement, subject to the provisions of Paragraph 5.4 through 5.6 of this Article.

     5.4 Royalties on the Net Sales Price of Patented Products shall accrue and be computed in the currency of the country in which such sales shall have been made by Licensee or its licensed Subsidiaries, and such royalties shall be payable by Licensee to its Subsidiary according to instructions by Licensor in the United

States in United States Dollars, using as the rate of exchange the prevailing official buying price in United States Dollars paid in New York, U.S.A., for a banker's check drawn in the currency involved on banks abroad in the country involved, at the applicable rate of exchange at the date of remittance or on the last day of the 45 day period mentioned in Paragraph 5.1 above, whichever is earlier.

     5.5 If by law, regulations, or fiscal policy of a particular country, conversion into or transfer to United States Dollars is restricted or forbidden, notice thereof in writing will be given to Licensor and payment of the royalty shall be made through such lawful means or methods as Licensor may designate. Failing the designation by Licensor of such lawful means or methods as aforesaid within 60 days after the aforementioned notice is given to Licensor, the payment or royalty by Licensee or its Subsidiaries shall be made by the deposit thereof in local currency to the credit of Licensor in a recognized banking institution designated by Licensor or, if none be designated by Licensor within the period of 60 days as aforesaid, then in a recognized banking institution notified to Licensor by Licensee or its Subsidiaries. When in any country the law or regulations prohibits both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect and so soon as such prohibition ceases to be in effect, all royalties which Licensee or its Subsidiaries would have been under obligation to transmit or deposit, but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable, as the case may be.

     5.6 Any and all taxes levied by a proper taxing authority and paid by Licensee or its Subsidiaries on account of royalties accruing to Licensor under this Agreement, remittable from a country in which provision is made in the law or by regulation for withholding of taxes, may be deducted from such royalty paid by Licensee or its Subsidiaries, provided Licensor may obtain the benefit of such deduction by way of a tax credit and provided proof of payment is secured and set promptly by Licensee or its Subsidiaries to Licensor as evidence of such payment.

     5.7 Licensee and its licensed Subsidiaries shall maintain full, true and accurate books of account and other records containing all particulars which may be required to ascertain and verify the royalties payable by it under this Agreement. Said books, records and all supporting data shall be available at all reasonable times and for a period of three years following the period of reporting to the inspection of any independent certified accountant retained by Licensor at its expense for the purpose and to whom Licensee has no reasonable objection; provided, however, that such accountant shall report to Licensor only as to the accuracy of the royalty statements and payments, and in no event shall reveal Licensee's costs of production, quantities or prices to individual customers, or like information. In the event of disagreement between the accountant and Licensee as to the accuracy of the royalty statements and/or payments, additional information shall be provided by Licensee to Licensor; however, such information shall be of such a nature and in an amount sufficient only to effect resolution of the disagreement.

                                    ARTICLE 6
                     CLINICAL TESTING AND COMMERCIALIZATION

     6.1 In the event further research, development or clinical testing of the Technology or the Patented Products (or any of them) is deemed necessary or desirable, as determined by mutual agreement between Licensee and Licensor, Licensee shall undertake to use its best efforts with regard to research, development and clinical testing of the Technology or the Patented Products. Licensee shall not be required to spend more than $25,000 per year for research and clinical testing of the Technology or Patented Products and shall not be required to spend any sums for such purposes after three years from the date of this Agreement.

     6.2 Licensee shall not be required to expend sums of money in research and clinical testing of the Technology and Patented Products during any period where clinical testing of such products is prohibited by an agency of the United States Government.

     6.3 Licensee's obligation under Paragraph 6.1 of this Article shall be considered met if the amount of money expended by Licensee in research and clinical testing in any year plus that which has been expended in previous years equals the sum required to be spent by Licensee during the period through the end of that year.

     6.4 In the event Licensee shall fail to use its best efforts as defined in Paragraph 6.1 of this Article, Licensor's sole and exclusive remedy in law and equity for failure to comply with Paragraph 6.1 shall be the right to terminate the License pursuant to the provisions of Article 8, Paragraph 8.4.

                                    ARTICLE 7
                          VALIDITY OF LICENSOR PATENTS

     7.1 Licensor agrees where economically justified and within reasonable limits to protect the Licensor Patents from infringement by companies which sell products covered by the Licensor Patents to the public and to prosecute such infringers, but Licensor's opinion as to whether any such action shall be taken by it shall be accepted by Licensee.

     7.2 Licensor and Licensee shall each give immediate notice to the other of any infringement of the Licensor Patents by third parties as becomes known to either of them. If Licensor has not within six months from the date on which it is notified or otherwise becomes aware of a sale which infringes a Licensor Patent either terminated such infringement, abated such infringement by granting a license in a manner consistent with the provisions of this Agreement or initiated legal action against the infringer, Licensee shall have the right to prosecute an action against the infringer. Licensor agrees, in the event that Licensee cannot prosecute such infringement in its own name, to sign and give to Licensee, within 30 days after Licensee's request, all necessary documents in order for Licensee to prosecute in the name of Licensor, such infringement. Licensor will permit any other licensee or Licensor to join in the prosecution of such infringement action at such other licensee's request. Licensee shall be entitled to deduct all its expenses, including costs and legal fees incurred in bringing and prosecuting such infringement action from royalties due Licensor after commencement of such infringement action, provided, however, that said deduction shall not exceed 50% of said royalties due Licensor. In the event Licensee shall recover profits and/or damages from said infringer, Licensee agrees to turn over to Licensor 50% of any amounts paid to it by said infringer after deducting any of its expenses, including costs and legal fees incurred in such litigation, which Licensee has not previously deducted from royalty payments that were otherwise due Licensor.

     7.3 In the event that, during the pendency of any action brought by Licensor against a third party for infringement of a Patented Product which it sold to the public, the market penetration by infringers with respect to the sale of the infringing product(s) in the country in which the action is being pursued exceeds 20%, then the applicable royalty shall be reduced to one percent on Licensees's or its Subsidiaries' Net Sales of such Patented Product sold in such country. Such reduced royalty shall remain in effect only as long as such infringement continues to exist.

     7.4 If, in exercising its rights under this Agreement, Licensee or its Subsidiaries is or are accused of infringing a product patent owned by a third party, Licensee shall have the right either to:

           (a) Terminate this License with regard to the country or countries in which accused infringement occurred;

           (b) Request that Licensor enter into negotiations with such other party to obtain rights for Licensee under the third party patent; or

           (c) Enter into negotiations with such third party to obtain rights under such third party patent. If in obtaining such rights Licensee is required to make any payment to such third party, the royalties payable to Licensor on sales in the country in which Licensee has obtained rights from the third party shall be reduced by the amount of said payment.

     7.5 If a process patent or patents should issue on a process of manufacture in any country which would be infringed by a process of manufacture which Licensee or its Subsidiaries is or are using or wishes or wish to use to make Patented Products and if it should prove, in Licensee's judgment, impractical for Licensee or its Subsidiaries to commence or continue the sale of such Patented Products in such country under this Agreement, or impractical to use or to change to a noninfringing process of manufacture for such Patented Products, except with a royalty-bearing license from such third party under such patent or patents, then Licensee or its Subsidiaries shall be entitled to offset against royalty due hereunder to Licensor in such country on Licensee's or its Subsidiaries' sales of such Patented Products, the royalty paid by Licensee or its Subsidiaries to such third party on such Patented Products sold in such country covered by such patent, to the extent of the royalty due to Licensor on such Patented Products sold in such country.

                                    ARTICLE 8
                              TERM AND TERMINATION

     8.1 The License under Licensor Patents granted under Article 2 hereof shall in each country of the Licensed Territory continue in force for the life of all Licensor Patents in effect in such country unless terminated at an earlier date pursuant to another provision of this Agreement.

     8.2 Licensee may terminate this Agreement at any time upon 30 days prior written notice.

     8.3 Licensee agrees to promptly notify Licensor in writing after any determination by it that it does not intend to develop and commercialize a product using the Technology or Patented Products for any application within the fields of use granted under this Agreement, and this Agreement shall automatically terminate 30 days after such notice with respect to the application described in the notice.

     8.4 In the event either party defaults or breaches any of the provisions of this Agreement, the other party may terminate this Agreement by giving the defaulting or breaching party 60 days written notice thereof; provided, however, that if the defaulting or breaching party, within such 60 day period, cures said default or breach, this Agreement shall continue in full force and effect the same as if such default or breach had not occurred.

     8.5 In the event of termination of this Agreement, Licensee shall not be relieved of its duty and obligation to pay royalties and any other payments which may have accrued up to the effective date of such termination.

     8.6 Upon expiration of all of the Licensor Patents under which Licensee has been licensed, Licensee shall have a paid-up, nonterminable license in the Licensed Territory for all Licensor Technology and Know-How generated up to such expiration date.

     8.7 Licensor may terminate this License at any time pursuant to the happening of any event entitling Licensor to revoke the License as described under Article 2 of this Agreement.

     8.8 In the event of termination of this License, Licensee shall have the right to sell any products which utilize the Technology or constitute Patent Products remaining in its inventory on the date of termination or for which it has placed orders for manufacture up until the time of termination, provided Licensee pays the applicable royalty with respect to the sales of such products.


                                    ARTICLE 9
                    TRANSMISSION OF INFORMATION AND KNOW-HOW

     9.1 Licensor agrees promptly to provide Licensee with copies of all reports, manuscripts and publications emanating from Licensor relating to the Technology, Licensor Patents, the Patented Products and Licensor Know-How.

     9.2 Licensor further agrees to provide Licensee with copies of all patent applications which it files relating to the Technology promptly following the filing thereof in any country. Licensor further agrees to advise Licensee regarding all patents which may issue to it as a result of the filing of such patent applications and to provide copies of any and all such patents to Licensee.

                                   ARTICLE 10
                                   CONSULTING

     10.1 Licensee shall have the option at the time that it enters into this Agreement of entering into a consulting arrangement with Licensor if personnel of Licensee wish to personally consult with Licensor with respect to the Technology. For these consulting privileges, Licensee agrees to reimburse Licensor, in addition to the other sums payable to Licensor pursuant to this License Agreement, for any expenses incurred by Licensor in providing such consulting services, including any and all expenses incurred for travel. Arrangement for times of consultation with Licensor by Licensee shall be made in advance by a specific request therefor and shall be at time mutually convenient to both Licensee and Licensor.

     10.2 Licensee may terminate this consulting arrangement at any time upon 30 days notice to Licensor without terminating the remainder of this Agreement.

                                   ARTICLE 11
                    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     11.1 All confidential scientific and technical information communicated by Licensor to Licensee under this Agreement, including information contained in patent applications, shall be kept confidential by Licensee, which shall take all reasonable steps to ensure that such confidential information does not pass negligently or otherwise into the hands of those unauthorized to receive it. Notwithstanding the foregoing, Licensee shall be relieved of the confidentiality obligations herein and not be prevented by this Agreement from utilizing any information received by it from Licensor if:

           (a)  The information was previously known to Licensee;

           (b) The information is or becomes generally available to the public through no fault of Licensee, including as a result of publications and/or laying open to inspection of any patent applications that Licensor may file corresponding to such United States patent applications;

           (c) The information is acquired in good faith in the future by Licensee from a third party who is not under an obligation of confidence to Licensor in respect to such information;

           (d) The disclosure of such information is considered necessary for the commercial exploitation of this License.

     11.2 (a) The Licensor shall supervise the use and further development of the Technology licensed to the Licensee as a result of Amendment No. Four (items numbered 31 and 32 on Schedule 1). All devices or products using or incorporating such Technology shall be manufactured by Licensee or by third parties pursuant to arrangements by which each individual with access to non-public information regarding the Technology licensed by Amendment No. Four will execute appropriate secrecy and confidentiality agreements. These secrecy and confidentiality provisions shall remain in effect as to Technology licensed by Amendment No. Four until all patents pending or applied for relating to such Technology have been issued, to ensure that proprietary information relating to the Technology will not become part of the 'public domain,' thereby possibly jeopardizing one or more patent applications.

           (b) Licensor shall ensure that appropriate officers of Licensee shall have access to all manufacturing processes, technology, know-how, and other proprietary information necessary or appropriate for Licensee to comply with the requirements of regulatory authorities or as may otherwise be necessary for the business of the Licensee.

                                   ARTICLE 12
                                   ASSIGNMENT

     Neither this Agreement nor any rights or benefits hereunder shall be assignable or transferable by Licensee without the written consent of Licensor.

                                   ARTICLE 13
                                 APPLICABLE LAW

     13.1 This Agreement shall be considered to have been made in the United States, and shall be interpreted in accordance with the laws of the State of Colorado, United States of America.

     13.2 All disputes, differences or questions between the parties concerning the construction, interpretation and effect of this Agreement or any clause herein contained or the rights and liabilities of the parties shall be settled by arbitration. In the case of such dispute, difference or question, the party desiring arbitration shall send to the other party a registered letter asking for arbitration and appointing its arbitrator. The arbitration shall be held in Denver, Colorado, under the rules of the American Arbitration Association then in effect. The other party shall appoint its arbitrator within 30 days of the date of the letter requesting arbitration. The two arbitrators so appointed, or the sole arbitrator, if either party fails to appoint an arbitrator, shall appoint a third (or second) arbitrator within 60 days of the date of the letter requesting arbitration.

     13.3 The costs of the arbitration shall be in the discretion of the arbitrators, provided, however, that no party shall be obligated to pay more than its own costs and the cost of the third arbitrator. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made in such court for a judicial acceptance of the award and an order of enforcement, as the case may be, and each party shall be entitled to such measures as are appropriate, at law or in equity, to enforce such award.

                                   ARTICLE 14
                                     AGENCY

     Neither party shall be deemed to be an agent, partner or joint venturer of the other party as a result of any transaction under or related to this Agreement, and shall not in any way pledge the other party's credit or incur any obligation on behalf of the other party. Licensor, by virtue of the entry of any consulting agreement with Licensee shall not be deemed an employee of Licensee except as may specifically be set forth in the consulting agreement.

                                   ARTICLE 15
                     DISCLAIMER OF LABILITY AND/OR WARRANTY

     15.1 Licensor shall exercise reasonable care in verifying the accuracy of information provided under this Agreement, but Licensor shall not be liable for any damages arising out of or resulting from any information made available hereunder or of the use thereof nor shall it be liable to Licensee for consequential damages under any circumstances.

     15.2 Licensor shall have no responsibility for the ability of Licensee or its Subsidiaries to use such information, the quality or performance of any product produced by Licensee or its Subsidiaries with the aid of such information or with respect to claims of third parties arising from Licensee's or its Subsidiaries' use of such information.

     15.3 Licensee shall assume all responsibility for the use of the Technology and Licensor Know-How supplied to it, or of products manufactured pursuant to this Agreement.

                                   ARTICLE 16
                           INDEMNIFICATION BY LICENSOR

     Licensor shall indemnify and hold harmless Licensee from any and all claims, damages or judgments it may suffer as a result of the infringement of any patent held by a third party by virtue of the use by Licensee of the Technology in any Patented Product. Such indemnification shall include reasonable costs and attorney's fees incurred by Licensee in defending any such action, suit or claim; provided that Licensor may appoint counsel acceptable to Licensee to defend any such action and may, to the extent it so desires, join and participate in the defense of any such action.

                                   ARTICLE 17
                              NON-WAIVER PROVISION

     The waiver of either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

                                   ARTICLE 18
                              GOVERNMENTAL APPROVAL

     Any approval of this Agreement by a foreign government which is required to enable Licensee or its Subsidiaries to enter into this Agreement or to make payments to Licensor hereunder in United States Dollars shall be secured in writing by Licensee or its Subsidiaries who shall supply the same or a true copy thereof to Licensor within six months of either the date of this Agreement or the date when Licensee or its Subsidiary makes a determination to operate under this Agreement in any foreign country where such government approval is required.

                                   ARTICLE 19
                                     MARKING

     Licensee agrees to apply or have applied to all containers containing products manufactured by it under this Agreement such patent notice as may be required by the laws of the countries where manufactured and sold or as may reasonably be requested by Licensor.

                                   ARTICLE 20
                                OFFICIAL NOTICES

     20.1 Any notices required by this Agreement shall be sent by registered mail, postage prepaid, or by Telex or cable, or regularly scheduled courier service, charges prepaid, and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:


     For Licensor:                   With copies to:

     Edwin L. Adair, M.D.            __________________________

     317 Paragon Way                 __________________________

     Castle Pine Village, CO  80104  __________________________

     Tel:  (303)
     Fax:  (303)

     For Licensee:                   With copies to:

     Medical Dynamics, Inc.          Friedlob Sanderson Raskin
     99 Inverness Drive East         Paulson & Tourtillott, LLC
     Englewood, CO  80112            1400 Glenarm Place, 3rd Floor
     Attention:  President           Denver, CO  80202
                                     Attn:  Herrick K. Lidstone, Jr., Esq.
     Tel:  (303) 790-2990
     Fax:  (303)  790-1378           Tel:  (303) 57l-1400
                                     Fax:  (303) 595-3159

                                   ARTICLE 21
                                  MISCELLANEOUS

     21.1 This Agreement shall be governed by and construed under the laws of the State of Colorado applicable to contracts entered and wholly performed within the state.

     21.2 This Agreement may be signed in counterparts, each of which shall be deemed an original but which shall be deemed one agreement.

     21.3 The headings of the Articles of this Agreement are for convenience only and shall not be used to construe, interpret, expand or diminish the substantive contents of the Articles.

     21.4 This Agreement shall inure to the benefit of the parties, their heirs, representatives, successors and permitted assigns.

     21.5 Licensor intends to continue to develop technology which may be of interest to Licensee for use in Licensee's existing products or applications, or in products or applications that may be developed or acquired by Licensee in the future. Licensor and Licensee hereby establish a procedure by which Licensee shall have a first right of refusal to include such technology ("New Technology") within the terms of the License Agreement. Licensor may commence and continue the development of New Technology using the facilities, equipment, and inventory of the Licensee provided such activities do not interfere with the business of the Licensee or result in an unreasonable expense to Licensee.

           (a) The term "New Technology" includes any technology related to the medical field developed by Licensor.

           (b) Licensor shall offer New Technology to Licensee before offering such New Technology to any other person and before commencing to exploit such New Technology commercially himself. Licensor shall offer New Technology to the Board of Directors of

Licensee in writing, by registered or certified mail, with a description of the New Technology and its anticipated applications or uses, such descriptions to be in sufficient detail to allow Licensee to evaluate the New Technology (the "Notification"). Licensor shall make himself available to Licensee and its Board of Directors for the purpose of answering questions about New Technology. In the event of a change of control of Licensee as described in Article 2, paragraph 2, and 7, above, this right shall terminate.

           (c) Licensee shall accept or reject the New Technology within 60 days of Licensee's receipt of the Notification. If the Licensee fails to accept the New Technology via registered or certified mail within said 60 day period, Licensee shall be deemed to have rejected the New Technology.

           (d) If Licensee accepts the New Technology, such New Technology shall automatically be included within this License Agreement. Furthermore, Licensee shall be responsible to pay all accrued and future patent and development costs associated with the New Technology or its incorporation into products or applications developed or to be developed by the Licensee.

           (e) If the Licensee rejects the New Technology, Licensor shall have the right and privilege to continue development of the New Technology and possible applications therefrom free and clear of any obligation to reoffer the New Technology to Licensee. Licensor may not use the facilities, equipment, inventory, or other resources of Licensee for any such further development or expense, however.

     21.6 This Amended and Restated License Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which shall be deemed one agreement when signed by both parties.

     The parties hereto have caused this Amended and Restated to be duly executed by their duly authorized representatives as of the date first above written.

                                   LICENSOR:


June 14, 1995                      /s/ EDWIN L. ADAIR, M.D.
                                   -----------------------------
                                   Edwin L. Adair, M.D.


                                   LICENSEE:

                                   MEDICAL DYNAMICS, INC.


June 14, 1995                      /s/ VAN A. HORSLEY
                                   -----------------------------
                                   Van A. Horsley, President

                                   SCHEDULE 1

                                   TECHNOLOGY


     When used in the License Agreement to which this Schedule is attached as
Schedule 1, the term "Technology" shall mean and include the following:

1. OPTICAL CATHETER. All methods, apparatus, claims and products relating to certain products, processes and techniques described for use in and for a system consisting of a small diameter endoscope comprise of a sterilizable optical catheter which carries a coherent fiber-optic bundle capable of transmitting an image, and parallel fiber-optic bundles capable of transmitting light, which is coupled to an apparatus consisting of an eyepiece and/or console containing light source(s), camera(s) and viewing screen(s), as described in that certain patent application (No. 018,630) filed by Licensor with the U.S. Patent Office on February 25, 1987 (the "Patent Application").

     FLUORESCENCE DETECTION. A methodology of fluorescence detection allowing for the visualization of light emitting compounds from biological tissues and certain treatment applications thereon, using the Optical Catheter.

     The optical catheter and fluorescence detection system includes, but is not limited to, the following:

        Endoscope with removable eyepiece, #018630

        Optical catheter, ## 1,194,849 and 4,417,710

        Laser endoscope, #4,589,404

        Laser illuminator, #4,011,403

        Steerable sheath for use with selected removable optical catheter, #5,325,845

        Imaging tissue or stone removal basket, #5,311,858

        Method and system for embollizing blood vessels, #4,869,246

        Deflectable sheath for optical catheter, #07,581,592

        Deformable and removable sheath for optical catheter, #07,581,591

2. THE ADAIR/VERESS NEEDLE. This device allows the introduction of gas, instruments, viewing devices and catheters into body cavities, particularly the abdominal cavity (peritoneum) including (but not limited to) the following:

        Gas insufflation needle with instrument port, #4,869,717

3. ELECTRONIC VIDEO LAPAROSCOPE. (a) All rigid video endoscopes with sterilizable sheath (all angles of view); (b) video endoscope with operative channels; thoracic endoscopes (rigid and deflectable); (c) 3-D technology on all endoscopes; sterile sheaths on all rigid endoscope products; and (d) all patents pending related to 'flipping of chip and bump bonding' for use in all endoscopic applications; all of which, (being described in clauses (a), (b), (c), and (d) above, including (but not limited to) the following:

        Rigid video endoscope with sterilizable sheath, #4,878,485, reissue #33,845

        Heat sterilizable electronic video laparoscope, #5,188,094

        Stereoscopic endoscope, #5,381,784

        Operative electronic video laparoscope, subsequently abandoned

        Miniaturized electronic imaging chip, #07,954,550, subsequently abandoned, continuation in part, #08,155,996

     The following is specifically excluded from the definition of the term "Technology" in the License Agreement:

     Application of technology owned by Licensor as it relates to use in flexible or steerable endoscopic devices, except to the extent such technology has been or shall be incorporated in the Licensee's optical catheter system which technology shall remain subject to this License Agreement.


                                       -2-